REGULATIONS OF RETIREMENT ALLOWANCE
                                       FOR
                BOARD OF DIRECTORS AND AUDITORS OF GRADCO JAPAN

Article 1. Objects

These regulations shall govern matters relating to the retirement allowance to be paid to the Board of Directors and the Statutory Auditors of Gradco (Japan) Ltd. (hereinafter collectively referred to as "Directors") subject to the approval of the general meeting of shareholders.

Article 2. Payment

The retirement allowance for Directors shall be decided by the resolution of the Board of Directors within the scope of these regulations and shall be paid, subject to the approval of the general meeting of shareholders, to the Director who retires after his term of office or by reason of reaching his mandatory retirement age specified separately for the Directors.

Article 3. Amount

1. The amount of the retirement allowance shall be decided by the resolution of the Board of Directors based on the following formula.

                                      AxBxC

A: Monthly salary at the time of retirement
B: Number of years served
C: Factors for the position of the Directors specified below

             Position                 Factor
     Chairman of the Board             2.50
     President                         3.00
     Vice President                    2.85
     Senior Managing Director          2.71
     Managing Director                 2.57
     Director                          2.44
     Auditor                           2.32

In the case that a director has served in different positions before retirement, the total amount shall be the accumulated amount calculated for each position in accordance with the above formula.

2. Number of years served shall be from the month of assumption to the month of retirement. Fraction of year shall be converted by dividing actual number of months served by 12. Fraction of month shall be rounded up to 1 for more than 16 days or rounded down to 0 for less than 15 days.

3. In the case that a Director has been absent by reason of sickness consecutively for more than one month, such a period of absence shall be reduced from the number of years served.

Article 4. Special Additional Allowance

The board of Directors may decide a special additional allowance to a Director who made an extraordinary contribution to the Company during his term of office, provided however, such additional allowance shall be limited to maximum 30% of his retirement allowance calculated in accordance with the formula under
Article 3.

Article 5. Eligibility

The retirement allowance shall be paid to a Director who is eligible under these regulations. In case that the Director is dead, any retirement allowance due to the Director shall be paid to his inheritor in accordance with Article 42 and/or Article 45 of the Japanese Labor Law.

Article 6. Time and Method of Payment

The retirement allowance shall basically be paid in cash within 2 months after the Board of Directors' meeting to be held immediately after the approval of the general meeting of shareholders. The Board of Directors may negotiate with the Director and decide a different time and method of payment in consideration of economic conditions and financial situation of the Company.

Article 7. Exceptions

In the event of either of the following, the retirement allowance under Article 3 may be reduced or may not be paid.

(1) The operation of the Company is disturbed by the Director due to lack of proper transfer of assignment and responsibility to successor.
(2) The Company is damaged by the Director by reason of his impairing the Company's credit or disclosure of the Company's confidential information to third parties.
(3) The director is dismissed due to his misconduct during term of office.
(4) The Company will adversely be affected by the payment of retirement allowance due to disappointing financial condition of the Company.

Article 8. Amendment

Any amendment of these regulations shall be by the resolution of the Board of Directors.

(Supplemental)
1. These regulations shall become effective on June 3, 1994.